Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan (Prior Plan), the 2021 Equity Incentive Plan, and the 2021 Employee Stock Purchase Plan of Janux Therapeutics, Inc. of our report dated April 16, 2021 (except for the last paragraph of Note 9, as to which the date is June 7, 2021), with respect to the financial statements of Janux Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333- 256297), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 11, 2021